UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2020

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act: None.

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective September 1, 2020, PetVivo Holdings, Inc., a Nevada corporation (“Company”) entered into two debt settlement agreements with David B. Masters, a director of the Company pursuant to an (i) an Amendment to Promissory Note (“Amendment”) and (ii) a Promissory Note (“Note”) having a principal amount of $195,000, which represents the past accrued salary owed to Dr. Masters. The Amendment extends, for up to an additional two years and under the same terms as originally entered into, the original Promissory Notes dated September 5, 2013, February 11, 2014 and August 14, 2014, which were issued by Gel-Del Technologies, Inc., a wholly owned subsidiary of the Company, to Dr. Masters; the outstanding principal and interest balance of the original Notes was $65,700 at the time of execution of the Amendment. A Settlement and General Release (“Settlement Agreement”) was also executed by Dr. Masters to the benefit of the Company as a settlement and general release of any and all past claims, demands, damages, judgements, causes of action and liabilities that Dr. Masters ever had, may have or may acquire against the Company and its subsidiaries, including, but not limited to any claims related to (a) the ownership, operation, business, or financial condition of Company or its business, (b) any promissory note, loan, contract, agreement or other arrangement, whether verbal or written, including all unpaid interest charges, late fees, penalties or any other charges thereon, entered into or established between Dr. Masters’ and his affiliates and the Company on or prior to the Effective Date, or (c) the employment of Dr. Masters by the Company (except for claims directly relating to the breach of the Amendment, the Note or the Consulting Agreement).

The Company regards these substantial and material debt settlement agreements to be a significant benefit to its current financial position, as well as to its future ability to finance the planned operations and projected commercial growth of its business.

Item 5.02 Appointment and Compensatory Arrangements of Key Personnel

The Board of Directors (the “Board”) of the Company announced that Dr. David B. Masters has been appointed as Director of Science and Technology of the Company, effective September 1, 2020. Dr. Masters will act as the Company’s primary representative involving the Company’s science and technology.

The Company and Dr. Masters entered into a consulting agreement (the “Consulting Agreement”) having an Effective Date of September 1, 2020, pursuant to which Dr. Masters will serve as the Director of Science and Technology of the Company.

Under the Consulting Agreement, Dr. Masters will receive a monthly payment of $10,500. In addition, Dr. Masters will be eligible to receive cash performance bonuses in the amounts of $25,000 and $20,000, respectively, for meeting two significant milestones focused upon the further development and manufacture of the Company’s osteoarthritis product, Kush®, and the Company’s first commercial mucoadhesive active agent delivery product. Additionally, the Company issued Dr. Masters a warrant allowing Dr. Masters the right to purchase 120,000 restricted shares of the Company’s common stock. The warrant shares shall vest in four equal increments of 30,000 warrant shares at the end of each month for the first four months of engagement.

The Consulting Agreement further contains customary non-competition, confidentiality, and intellectual property assignment provisions.

The descriptions of the Note, Amendment, Settlement Agreement and Consulting Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	$195,000 Promissory Note effective September 1, 2020 made by Pet Vivo Holdings, Inc. in favor of David B. Masters
10.2	Amendment No. 1 to Promissory Note effective September 1, 2020 made by PetVivo Holdings, Inc. in favor of David B. Masters
10.3	Settlement and General Release Agreement effective September 1, 2020 between PetVivo Holdings, Inc. and its wholly-owned subsidiaries and David B. Masters
10.4	Consulting Agreement effective September 1, 2020 between PetVivo Holdings, Inc. and David B. Masters

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: September 17, 2020	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer